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                                                                    EXHIBIT 99.1

                                 NEWS RELEASE

      PHILIP SERVICES REACHES STANDSTILL AGREEMENT WITH ICAHN AND FOOTHILL
             PHILIP RECEIVES LETTER OF INTENT FROM INVESTMENT GROUP


    Hamilton, Ontario, November 20, 1998 -- Philip Services Corp. (NYSE / TSE /
ME: PHV) today announced that it has entered into a Standstill Agreement with High River Limited Partnership ("High River"), American Real Estate Holdings, L.P. ("AREH") and Foothill Partners III, L.P. In the aggregate, High River and AREH, controlled by Carl Icahn, own the single largest block of Philip Stock with approximately 14% of the shares outstanding. Icahn also is believed to hold or control the largest block of the more than $1 billion in outstanding Philip bank debt.

    The comprehensive Standstill Agreement, executed late last evening following marathon negotiations, runs through July of 1999, the anticipated effective date of an overall financial restructuring plan that the parties have agreed to support. The agreed upon restructuring plan would convert Philip's existing bank debt into $200 million of new, secured claims and would distribute 90% of the equity of the to-be-reorganized entity to the bank debt holders. Philip's current shareholders would be entitled to retain a 10% interest that could adjust up to 15% in the event of the disposition of certain assets prior to the conclusion of the contemplated restructuring.

    "These represent very positive developments for Philip that will immediately introduce stability to the Company and provide security for our employees, suppliers and customers," said Robert Knauss, Chairman. "We look forward to emerging from the restructuring process and the creation of a new company with a strong balance sheet and viable businesses that will allow us to exploit our position as a leading provider of integrated industrial services."

    "The Standstill was necessary to afford Philip and its stakeholders the opportunity to salvage value, stabilize current operations and move quickly and efficiently towards a responsible restructuring," said Carl Icahn.

    Under the Standstill Agreement, Philip must achieve certain specified target dates for advancement of the restructuring plan so as to maintain the standstill. Subject to Philip meeting these target dates, and its fulfilment of other obligations, Icahn and Foothill have agreed not to take any actions against Philip, including any involuntary insolvency proceedings. The first key milestone under the Agreement requires that a majority of Philip's other bank creditors join Icahn and Foothill in support of the contemplated restructuring by December 15, 1998.

    The anticipated restructuring plan has been designed to protect Philip's employees, customers and suppliers. These parties are likely to be unaffected by the contemplated financial restructuring and the Company anticipates honouring its obligations to these parties as part of its ordinary course of business.

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    The Standstill Agreement affords the Company the opportunity to pursue financing initiatives, including a potential new equity investment. In that context, Philip announced that it has signed a letter of intent with Soave Enterprises, LLC ("Soave") and a major US venture capital corporation (collectively "the Investors"). Under this proposal, the Investors would underwrite and invest a minimum of US$100 million and up to US$200 million in the equity capital of Philip. The Investors will immediately commence due diligence and in conjunction with the Company, present this investment as part of an alternative restructuring proposal to the Company's lenders on or before December 15, 1998.

    Soave Enterprises is a diversified company with operations in scrap, industrial services and other industries. Soave has revenue of approximately $750 million and also the financial capacity required to support an alternative restructuring. The venture capital corporation involved with Soave has $6.5 billion of assets under management and the capacity to underwrite the investment.

    "We believe an accretion in asset and enterprise value is developed through improved financial and operating performance, selective asset disposition in a stable environment, and adherence to an integrated and cohesive business strategy," said Yale Levin, Executive Vice President, Soave Enterprises LLC. "Our participation in a restructured company will provide both financial stability and significant experience in the businesses and markets of Philip."

    The Board also announced that Mr. Allen Fracassi, Company founder, has been appointed Interim Chief Executive Officer. Mr. Jack McGregor of Jay Alix & Associates, who held the dual responsibilities of CEO and Chief Restructuring Officer (CRO) will continue as CRO in order to allow him to focus solely on debt restructuring, the single most important issue facing the Company. The Standstill Agreement calls for Icahn and Foothill to nominate two new directors to Philip's Board of Directors. One of those directors will serve on a new three-director board subcommittee that will be charged with the responsibility of conducting a search for a permanent Chief Executive Officer to manage Philip through the contemplated restructuring.

    Philip Services is an integrated metals recovery and industrial services company with operations throughout the United States, Canada and Europe and 1997 revenue of approximately US$1.8 billion. Philip provides ferrous and non-ferrous processing services, together with diversified industrial outsourcing services, to all major industry sectors.

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Contact: Lynda Kuhn

              VP Corporate Communications and Investor Relations
              (905) 540-6788/6789

Media:        (905) 540-6658